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Lazydays Holdings, Inc. Reports First Quarter 2019 Financial Results

Tampa, FL (May 9, 2019) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) announced financial results for the first quarter ended March 31, 2019.

First Quarter Financial Results and Highlights:

●	On March 11, 2019, Lazydays announced that it will open a dealership in Nashville, Tennessee, and has signed a dealership agreement for the Nashville market with Grand Design RV, one of the most respected and fastest growing recreational vehicle (“RV”) brands in the industry. Lazydays anticipates opening its Nashville dealership in early 2020, after it builds out its new dealership. In the meantime, the Company will serve the Nashville market through its Lazydays of Knoxville dealership.

●	Lazydays expects to complete construction of a 30,000 square foot state-of-the-art RV service facility adjacent to its Minnesota dealership later this month. Upon completion of this facility, the Company will immediately commence RV service operations at this location in advance of the busy summer RV season.

●	Revenues for the first quarter were $173.1 million; down $4.7 million, or 2.7%, versus 2018. Revenue from sales of recreational vehicles was $152.6 million for the quarter, down $5.7 million, or 3.6%. RV unit sales excluding wholesale units, were 1,974 for the quarter, down 80 units, or 3.9% versus 2018. The decline in the sale of recreational vehicles for the quarter was partially offset by a $0.8 million increase in finance and insurance (“F&I”) revenues, as well as other revenues including parts, accessories, and related services.

●	Gross profit, which excludes depreciation and amortization, was $36.9 million, down $2.0 million versus 2018. Gross margin declined slightly between the two periods, from 21.9% in 2018 to 21.3% in 2019, primarily driven by a mix shift towards new versus pre-owned unit sales.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, selling, general and administrative expense (“SG&A”) for the quarter was $26.5 million, down $0.1 million compared to the prior year. Stock-based compensation and depreciation and amortization increased $0.9 million and $1.1 million, respectively, compared to the prior year. These non-cash expense increases stemmed from the March 15, 2018 merger between Andina Acquisition Corp. II (“Andina”) and Lazy Days’ R.V. Center, Inc., which included options issued to management and increases in tangible and intangible asset valuations. In addition, transaction costs decreased by approximately $3.0 million compared to the prior year as a result of the fees incurred in 2018 associated with the merger better Andina and Lazydays R.V. Center, Inc.

●	Adjusted EBITDA, a non-GAAP financial measure, was $9.4 million for the quarter, down $2.1 million, compared to 2018. This was primarily driven by decreased gross profit from the decline in preowned vehicle unit sales. The Company experienced severe weather in a number of its markets during the quarter and believes the weather negatively impacted unit volume in the quarter.

●	As of March 31, 2019, cash was $31.1 million, up $4.5 million from December 31, 2018. The increase was primarily the result of cash flows from operating activities net of Floorplan financing payoffs as we reduced our RV inventory by approximately $23.2 million during the quarter.

“Despite the continued difficult industry conditions in the first quarter along with severe weather in our Minnesota, Tennessee and Colorado markets, we are generally pleased with our performance,” stated Mr. William Murnane, Chairman and Chief Executive Officer of Lazydays. “Notwithstanding weaker demand and lower volume, we were able to maintain our margins. Moreover, we reduced our same store RV inventory to slightly below March 2018 levels and believe our inventory is well positioned and properly balanced. We are also very pleased with our strong cash flow in the quarter.”

Conference Call Information:

The Company has scheduled a conference call at 10:00AM Eastern Time on May 9, 2019 that will also be broadcast live over the internet. The call can be accessed as follows:

Via phone by dialing 1-844-343-9114 for domestic callers and 1-647-689-5132 for international callers. Please dial in and request Lazydays Holdings, Inc. First Quarter 2019 Financial Results Conference Call; also via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until May 16, 2019 and may be accessed by calling 1-800-585-8367 or 1-416-621-4642 with a conference ID number of 2840709. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

Lazydays, The RV Authority®, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays also has dealerships located in Tucson, Arizona; Minneapolis, Minnesota; Knoxville, Tennessee, and Loveland and Denver, Colorado. Offering the nation’s largest selection of leading RV brands, Lazydays features nearly 3,000 new and pre-owned RVs, 400 service bays and two on-site campgrounds with over 700 RV campsites. Lazydays also has rental fleets in Florida and Colorado. In addition, Lazydays RV Accessories & More™ stores offer thousands of accessories and hard-to-find parts at dealership locations.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, rental and ownership experience, which is why more than a half-million RVers and their families visit Lazydays every year, making it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.” Additional information can be found here.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays’ expectations for its Minnesota and Tennessee dealerships, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, and other factors described from time to time in Lazydays’ Securities and Exchange Commission reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Note on Presentation

For the three months ended March 31, 2019, the financial information presented represents the operating results of Lazydays Holdings, Inc. (labeled as “Successor” in the accompanying tables). For the three months ended March 31, 2018, the financial information presented represents the combined operating results of Lazydays Holdings, Inc. for the period from March 15, 2018 to March 31, 2018 with the operating results of Lazy Days’ R.V. Center, Inc. (labeled as “Predecessor” in the accompanying tables) for the period from January 1, 2018 to March 14, 2018 .

Results of Operations for the First Quarter Ended March 31, 2019 and 2018

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands)

(Unaudited)

	Successor	Combined Successor and Predecessor
	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018

Revenues
New and pre-owned vehicles	$152,634	$158,278
Other	20,423	19,566
Total revenue	173,057	177,844

Cost of revenues (excluding depreciation and amortization expense)
New and pre-owned vehicles	130,870	135,171
Adjustments to LIFO reserve	247	148
Other	4,993	3,585
Total cost of revenues (excluding depreciation and amortization)	136,110	138,904

Gross profit (excluding depreciation and amortization)	36,947	38,940

Transaction costs	228	3,244
Depreciation and amortization expense	2,695	1,613
Stock-based compensation expense	1,514	625
Selling, general, and administrative expenses	26,452	26,561
Income from operations	6,058	6,897
Other income/expenses
(Loss)/gain on sale of property and equipment	(2)	1
Interest expense	(3,027)	(2,704)
Total other expense	(3,029)	(2,703)
Income before income tax expense	3,029	4,194
Income tax expense	(1,185)	(1,167)
Net income	$1,844	$3,027

Balance Sheets as of March 31, 2019 and December 31, 2018

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets
Cash	$31,060	$26,603
Receivables, net of allowance for doubtful accounts of $663 and $687 at March 31, 2019 and December 31, 2018, respectively	25,688	16,967
Inventories	143,240	167,378
Income tax receivable	1,455	2,630
Prepaid expenses and other	3,049	3,166
Total current assets	204,492	216,744

Property and equipment, net	79,615	78,043
Goodwill	36,729	36,762
Intangible assets, net	69,239	70,189
Other assets	325	358
Total assets	$390,400	$402,096

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS, CONTINUED

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	March 31, 2019	December 31, 2018
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$28,817	$22,599
Dividends payable	-	1,210
Floor plan notes payable, net of debt discount	123,718	143,469
Financing liability, current portion	773	714
Long-term debt, current portion	4,427	4,408
Total current liabilities	157,735	172,400

Long term liabilities
Financing liability, non-current portion, net of debt discount	61,818	60,533
Long term debt, non-current portion, net of debt discount	17,839	19,013
Deferred tax liability	18,717	18,717
Total liabilities	256,109	270,663

Commitments and Contingencies

Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding as of March 31, 2019 and December 31, 2018; liquidation preference of $61,184 and $61,210 as of March 31, 2019 and December 31, 2018, respectively	56,167	54,983

Stockholders’ Equity

Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 8,471,608 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	-	-
Additional paid-in capital	80,436	80,606
Accumulated deficit	(2,312)	(4,156)

Total stockholders’ equity	78,124	76,450
Total liabilities and stockholders’ equity	$390,400	$402,096

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance as they reflect certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe that these supplemental measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight of the underlying operating results and trends and overall understanding of our financial performance and prospects for the future. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net income excluding depreciation and amortization of property and equipment, interest expense, net, amortization of intangible assets, and income tax expense.

Adjusted EBITDA is defined as net income excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs and other one time charges, and loss or gain on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Reconciliations from Net Income per the Consolidated Statements of Income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the three months ended March 31, 2019 and 2018 are shown in the tables below.

	Successor	Combined Successor and Predecessor
	Three Months Ended March 31,
	2019	2018

EBITDA and Adjusted EBITDA
Net income	$1,844	$3,027
Interest expense, net	3,027	2,704
Depreciation and amortization of property and equipment	1,741	1,327
Amortization of intangible assets	954	286
Income tax expense	1,185	1,167
Subtotal EBITDA	8,751	8,511
Floor plan interest	(1,469)	(1,031)
LIFO adjustment	247	148
Transaction costs	228	3,244
Loss/(gain) on sale of property and equipment	2	(1)
Severance costs/Other	157	-
Stock-based compensation	1,514	625
Adjusted EBITDA	$9,430	$11,496

	Successor	Combined Successor and Predecessor
	Three Months Ended March 31,
	2019	2018

EBITDA margin and Adjusted EBITDA Margin
Net income margin	1.1%	1.7%
Interest expense, net	1.7%	1.5%
Depreciation and amortization of property and equipment	1.0%	0.7%
Amortization of intangible assets	0.6%	0.2%
Income tax expense	0.7%	0.7%
Subtotal EBITDA margin	5.1%	4.8%
Floor plan interest	-0.8%	-0.6%
LIFO adjustment	0.1%	0.1%
Transaction costs	0.1%	1.8%
Loss/(gain) on sale of property and equipment	0.0%	0.0%
Severance costs/Other	0.1%	0.0%
Stock-based compensation	0.9%	0.4%
Adjusted EBITDA margin	5.4%	6.5%

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